Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q2 2013 Results

Highlights:

●	Revenue rose 3.1% over last year’s second quarter to $287.6 million
●	Second quarter diluted EPS increased to $0.43
●	Quarter benefitted from full effect of new NET contracts, favorable NET rate adjustments and positive transportation utilization trends

TUCSON, ARIZONA – August 7, 2013 -- The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the second quarter ended June 30, 2013.

For the second quarter of 2013, the Company reported revenue of $287.6 million, an increase of 3.1% from $278.9 million in the comparable period of 2012. Revenue from Providence’s non-emergency transportation (NET) services segment grew 4.8% to $197.9 million in the second quarter from $188.8 million in the prior year period, benefitting from the full implementation of the New York City program and rate increases in a few key contracts. Revenue from the social services segment declined 0.4% to $89.8 million from $90.1 million in the second quarter of 2012, primarily related to the impact of waivers granted under the No Child Left Behind Act which led to declines in educational tutoring revenue.

Net income was $5.9 million, or $0.43 per diluted share, in the second quarter of 2013 compared to net income of $1.4 million, or $0.11 per diluted share in the prior year period. Improved margins in the growing NET services segment, as well as stable margins on the social services side, contributed to the gain. Adjusted EBITDA (non-GAAP) for the second quarter of 2013 was $15.7 million, representing an increase of 84.5% from $8.5 million in the same period last year. A reconciliation of net income to Adjusted EBITDA (non-GAAP) is presented below.

The Company had approximately 17.2 million individuals eligible to receive services under its NET contracts at June 30, 2013 an increase of 26.5% from approximately 13.6 million at June 30, 2012. Providence’s direct social service client census was approximately 53,100 and 53,000 at June 30, 2013 and 2012, respectively. Total direct contracts numbered 584 at June 30, 2013 compared to 629 at June 30, 2012. The decrease in the number of contracts was primarily due to the expiration of contracts related to our home based educational tutoring business which resulted from waivers granted under the No Child Left Behind Act.

For the first six months of 2013, the Company reported revenue of $569.1 million, an increase of 5.6% from $539.1 million in the first six months of 2012. Revenue from Providence’s NET services segment grew 10.6% to $391.0 million in the first half of 2013 from $353.5 million in the prior year period. Revenue from the social services segment decreased 4.0% to $178.1 million, down from $185.6 million in the first half of 2012.

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64 E. Broadway Blvd. ● Tucson, Arizona 85701 ●Tel 520/747-6600 ●Fax 520/747-6605 ●www.provcorp.com

Providence Service Corporation

Net income was $12.6 million, or $0.91 per diluted share, in the first half of 2013. This compares to net income of $4.5 million, or $0.33 per diluted share, in the first half of 2012. Adjusted EBITDA (non-GAAP) for the first six months of 2013 was $32.5 million, representing an increase of 73.0% from $18.8 million in the same period last year. A reconciliation of net income to Adjusted EBITDA (non-GAAP) is presented below.

“Our strong results year to date in 2013 were primarily driven by our NET business, which is continuing to benefit from the full effect of our contract start-up efforts in 2012 as well as the final phase-in of our New York City contract, which went live in January of this year,” said Warren Rustand, Chief Executive Officer. “I am also pleased with the improved margins we saw in the quarter, which resulted from excellent transportation cost management, as well as further growth of our commercial and managed care lines of business in California.”

“On the social services side, even though we have experienced some softness in certain markets, we saw stable margins and our contract base remains solid as we completed our renewal cycle for the fiscal year beginning July 2013. We remain committed to our focus on profitable growth and improving operating efficiencies and have initiated state-by-state growth initiatives to expand our current scope of services into both existing and new markets.”

“As we think about the balance of 2013 we will continue to position the Company for future growth opportunities in 2014 and beyond.  We remain focused on our core business and organic growth, improving operating efficiencies, investing in technology and performance management systems as well as pursuing tuck-in acquisitions. We believe we are uniquely positioned today to take advantage of favorable health care trends including: strategic alliances, partnerships, pilot programs, increased outsourcing of logistics management and new initiatives in the fields of integrated care.”

“Finally, we are quite pleased with our refinancing that was announced earlier this week. We restructured and extended our senior credit facility which strengthens our capital structure and increases our borrowing capacity and flexibility for future growth."

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday August 8, 2013 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com. The call is also available by dialing (877) 546-5020 or for international callers (857) 244-7552 and by using the passcode 91955683. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until August 15, 2013 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 57517132.

About Providence

The Providence Service Corporation provides or manages the delivery of home and community based social services and NET management services to primarily government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is unique in that it provides or manages its social services primarily in the client’s own home or in community based settings rather than in hospitals or other treatment facilities and provides its NET management services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 53,100 clients through 584 active contracts at June 30, 2013, with an approximate 17.2 million individuals eligible to receive the Company's non-emergency transportation services. The Company had over $1.1 billion in revenues in 2012.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA and Adjusted EBITDA, non-GAAP measurements, which present its earnings on a pro forma basis. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for GAAP and may be different from non-GAAP measures used by some other companies.

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Providence Service Corporation

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues:
Social services	$89,754	$90,100	$178,108	$185,576
Non-emergency transportation services	197,883	188,837	391,016	353,508
	287,637	278,937	569,124	539,084

Operating expenses:
Client service expense	76,296	76,528	151,813	156,738
Cost of non-emergency transportation services	182,931	180,639	359,615	337,618
General and administrative expense	12,731	13,791	25,183	26,530
Asset impairment charge	492	-	492	-
Depreciation and amortization	3,734	3,610	7,464	7,235
Total operating expenses	276,184	274,568	544,567	528,121
Operating income	11,453	4,369	24,557	10,963

Other (income) expense:
Interest expense	1,719	1,909	3,491	3,816
Interest income	(30)	(43)	(52)	(84)
Income before income taxes	9,764	2,503	21,118	7,231
Provision for income taxes	3,888	1,085	8,564	2,771
Net income	$5,876	$1,418	$12,554	$4,460

Earnings per share:
Basic	$0.44	$0.11	$0.95	$0.34
Diluted	$0.43	$0.11	$0.91	$0.33

Weighted-average number of common shares outstanding:
Basic	13,403,985	13,301,188	13,277,285	13,283,948
Diluted	13,680,911	13,417,966	14,912,861	13,411,300

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$73,974	$55,863
Accounts receivable, net of allowance of $4.1 million for 2013 and $3.7 million for 2012	95,412	98,628
Management fee receivable	2,820	2,662
Other receivables	1,474	1,920
Restricted cash	3,526	1,787
Prepaid expenses and other	25,199	14,807
Deferred tax assets	-	532
Total current assets	202,405	176,199
Property and equipment, net	29,908	30,380
Goodwill	113,298	113,915
Intangible assets, net	46,036	49,651
Restricted cash, less current portion	17,866	10,953
Other assets	10,730	10,639
Total assets	$420,243	$391,737
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$62,500	$14,000
Accounts payable	4,513	4,569
Accrued expenses	48,777	32,976
Accrued transportation costs	55,742	61,316
Deferred revenue	5,392	7,055
Reinsurance liability reserve	15,785	12,713
Deferred tax liabilities	1,363	-
Total current liabilities	194,072	132,629
Long-term obligations, less current portion	61,000	116,000
Other long-term liabilities	14,956	13,527
Deferred tax liabilities	11,642	10,894
Total liabilities	281,670	273,050
Commitments and contingencies
Stockholders' equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 14,292,789 and 13,785,947 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	188,979	180,778
Accumulated deficit	(40,525)	(53,079)
Accumulated other comprehensive loss, net of tax	(1,308)	(893)
Treasury stock, at cost, 952,776 and 928,478 shares	(15,548)	(15,094)
Total Providence stockholders' equity	131,612	111,726
Non-controlling interest	6,961	6,961
Total stockholders' equity	138,573	118,687
Total liabilities and stockholders' equity	$420,243	$391,737

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended June 30,
	2013	2012
Operating activities
Net income	$12,554	$4,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,873	3,442
Amortization	3,591	3,793
Amortization of deferred financing costs	523	567
Provision for doubtful accounts	1,608	627
Deferred income taxes	2,194	728
Stock based compensation	1,745	2,500
Excess tax benefit upon exercise of stock options	(640)	(48)
Asset impairment charge	492	-
Other	85	(21)
Changes in operating assets and liabilities:
Accounts receivable	1,856	(9,916)
Management fee receivable	(451)	936
Other receivables	446	(989)
Restricted cash	(102)	(20)
Prepaid expenses and other	(10,864)	(9,244)
Reinsurance liability reserve	4,718	2,859
Accounts payable and accrued expenses	15,718	977
Accrued transportation costs	(5,575)	11,313
Deferred revenue	(1,661)	1,693
Other long-term liabilities	(33)	3,445
Net cash provided by operating activities	30,077	17,102
Investing activities
Purchase of property and equipment, net	(3,494)	(6,329)
Acquisition of businesses, net of cash acquired	-	(190)
Restricted cash for reinsured claims losses	(8,550)	980
Purchase of short-term investments, net	(16)	461
Net cash used in investing activities	(12,060)	(5,078)
Financing activities
Repurchase of common stock for treasury	(454)	(169)
Proceeds from common stock issued pursuant to stock option exercise	6,649	222
Excess tax benefit upon exercise of stock options	640	48
Repayment of long-term debt	(6,500)	(5,000)
Debt financing costs	-	(29)
Capital lease payments	(5)	(17)
Net cash provided by (used in) financing activities	330	(4,945)
Effect of exchange rate changes on cash	(236)	(84)
Net change in cash	18,111	6,995
Cash at beginning of period	55,863	43,184
Cash at end of period	$73,974	$50,179

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income	$5,876	$1,418	$12,554	$4,460

Interest expense, net	1,689	1,866	3,439	3,732
Provision for income taxes	3,888	1,085	8,564	2,771
Depreciation and amortization	3,734	3,610	7,464	7,235

EBITDA	15,187	7,979	32,021	18,198

Asset impairment charge	492	-	492	-
Strategic alternatives costs	-	519	-	591

Adjusted EBITDA	$15,679	$8,498	$32,513	$18,789

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